This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase, dated March 22, 2000, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in
                which the making of the Offer or the acceptance
                  thereof would not be in compliance with the
                           laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                     (TOGETHER WITH ANY ASSOCIATED RIGHTS)
                                       OF
                          PRISM FINANCIAL CORPORATION
                                       AT
                              $7.50 NET PER SHARE
                                       BY
                       PRISM ACQUISITION SUBSIDIARY, INC.
                     A WHOLLY OWNED, INDIRECT SUBSIDIARY OF
                              ROYAL BANK OF CANADA

       Prism Acquisition Subsidiary, Inc., a Delaware corporation ("Purchaser") and a wholly owned, indirect subsidiary of Royal Bank of Canada, a Canadian commercial bank ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Prism Financial Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase preferred stock issued pursuant to the Rights Agreement dated as of January 27, 2000, between the Company and LaSalle Bank National Association (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $7.50 per Share (such amount, or any higher price that may be paid per Share in the Offer, the "Per Share Amount"), net to the seller in cash, less any required withholding of taxes and without the payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which as amended from time to time, together constitute the "Offer").

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
      NEW YORK CITY TIME, ON APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED.
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       THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR
WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE OFFER, INCLUDING (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES (THE "MINIMUM CONDITION"), AND (ii) RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

       Certain stockholders of the Company who, in the aggregate, own approximately 62% of the Shares outstanding have entered into a stockholders agreement with Parent and Purchaser pursuant to which they have agreed, among other things, to tender pursuant to the Offer, and not to withdraw, their Shares.

       The Offer is being made pursuant to the terms of a Merger Agreement, dated as of March 10, 2000, among Parent, Company and Purchaser (the "Merger Agreement"), pursuant to which, following the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"). On the effective date of the Merger (the "Effective Time"), each outstanding Share, immediately prior to the Effective Time (other than (i) Shares held by any of the Company's subsidiaries and (ii) Shares held by Parent, Purchaser or any other subsidiary of Parent) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and become the right to receive the Per Share Amount in cash, without interest.

       THE BOARD OF DIRECTORS OF THE COMPANY HAS (i) DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS ADVISABLE AND IS FAIR TO THE STOCKHOLDERS OF THE COMPANY AND IN THE BEST INTERESTS OF SUCH STOCKHOLDERS, AND (ii) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION BY THE STOCKHOLDERS OF COMPANY, IF NECESSARY, OF THE MERGER AGREEMENT.

       For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased), Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or a Book-Entry Confirmation (each as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required under the Letter of Transmittal. Under no circumstances will Purchaser pay interest on the purchase price for the Shares.

       The term "Initial Expiration Date" means 12:00 midnight, New York City time, on April 19, 2000. If Purchaser, in accordance with the Merger Agreement, extends the deadline for tendering Shares, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires. Without the consent of the Company Board, Parent may cause Purchaser to (i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition), until such time as such conditions are satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. In addition, Parent and Purchaser have also agreed pursuant to the Merger Agreement that Purchaser shall from time to time extend the Offer upon the request of the Company, if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer other than (or in addition to) the Minimum Condition have been waived or satisfied, until (taking into account all such extensions) September 30, 2000. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

       If all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the then outstanding number of Shares on a fully diluted basis, Purchaser may also elect to provide a subsequent offering period for an aggregate period not to exceed 20 business days (a "Subsequent Offering Period"), pursuant to Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act"). If Purchaser elects to provide a Subsequent Offering Period, Purchaser will accept and promptly pay for all Shares as they are tendered during such Subsequent Offering Period and otherwise meet the requirements of Rule 14d-11.

       Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, Shares may also be withdrawn at any time after May 22, 2000, or such later date as may apply if the Offer is extended. Shares may not be withdrawn during any Subsequent Offering Period.

       For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. No person is under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

       The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for U.S. federal income tax purposes and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who tenders Shares would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's tax basis for the Shares tendered and purchased pursuant to the Offer or the Merger. If tendered Shares are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the tendering stockholder held such Shares for more than one year or will be short term if, as of such date, the stockholder held such Shares for one year or less. These principles may not apply to certain holders of Shares. All holders of Shares should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

       The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

       THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

       The Company has supplied to Purchaser the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing by subsequent transmittal to beneficial owners of Shares.

       Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:

                         [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:
                      RBC DOMINION SECURITIES CORPORATION
                                   5th Floor
                               One Liberty Plaza
                         New York, New York 10006-1404
                         (212) 858-7139 (Call Collect)

March 22, 2000